                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /x/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               Aon Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                 AON CORPORATION

--------------------------------------------------------------------------------

               NOTICE OF ANNUAL MEETING OF HOLDERS OF COMMON STOCK
             AND SERIES C PREFERRED STOCK TO BE HELD APRIL 18, 2000

--------------------------------------------------------------------------------


TO THE STOCKHOLDERS OF AON CORPORATION:

     NOTICE IS HEREBY GIVEN that the annual meeting of the holders of shares of Common Stock and Series C Preferred Stock of Aon Corporation will be held on Tuesday, April 18, 2000, at 10:00 A.M., at Aon Center, 200 East Randolph Drive, Chicago, Illinois, for the following purposes:

     1. To elect directors pursuant to the By-Laws. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL NOMINEES.

     2. To approve an amendment to the certificate of incorporation of the Company to increase in the number of authorized shares of Common Stock of the Company to 750,000,000. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT.

     3. To approve the amendment and restatement of the Aon Stock Award Plan and to re-approve the plan in its entirety with a limit on the number of shares to be awarded annually to any one person in order to qualify such plan for treatment under Section 162(m) of the Internal Revenue Code. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT AND RESTATEMENT AND THE RE-APPROVAL OF THE PLAN IN ITS ENTIRETY.

     4. To adopt a resolution ratifying the appointment of Ernst & Young LLP as the Company's independent auditors for the year 2000. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE RESOLUTION.

     5. To transact such other business as may properly come before the meeting.

     The close of business on Wednesday, February 23, 2000 has been fixed as the record date for the determination of stockholders entitled to vote at the stockholders' meeting. Only those stockholders of record at the close of business on such date will be entitled to vote at the meeting.

                                        Aon Corporation




                                        Kevann M. Cooke
March 6, 2000                           Vice President and Corporate Secretary

                                 AON CORPORATION
                             123 NORTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 18, 2000

--------------------------------------------------------------------------------

     The annual meeting of the stockholders of Aon Corporation (the "Company") will be held at Aon Center, 200 East Randolph Drive, Chicago, Illinois, at 10:00 A.M. on April 18, 2000. This Proxy Statement is being sent to each holder of the issued and outstanding shares of the Company's Common Stock ("Common Shares") and outstanding shares of the Company's Series C Cumulative Preferred Stock ("Preferred Shares" and, together with the Common Shares, the "Shares") entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999, including financial statements is being mailed to stockholders together with this Proxy Statement beginning on or about March 6, 2000. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is made.

     We hope that you will be present at the meeting. If you cannot attend please validate the enclosed proxy by mail, by telephone or by using the Internet, so that your shares will be represented. To validate a proxy by mail, please sign the enclosed proxy and return it in the accompanying envelope. The envelope is addressed and requires no postage. To validate a proxy by telephone or by using the Internet please follow the instructions located on each proxy card. You may revoke your proxy at any time before it is voted at the meeting. Each proxy duly validated and received prior to the meeting and not otherwise revoked will be voted according to its terms. Stockholders who receive more than one proxy card - due to the existence of multiple Common Share accounts - should validate all such proxies in order to be sure that all of the shares so owned are voted. All proxy procedures are designed to authenticate a stockholder's identity, allow voting instructions to be given and confirm that instructions have been properly recorded consistent with the requirements of applicable law. There may be costs incurred by a stockholder for use of the Internet and the telephone which are charged by Internet access providers and telephone companies.

     If no specific direction is marked on a duly validated proxy as to the manner of voting, then the proxy will be voted in accordance with the recommendations of the Board of Directors set forth herein. Please see page 27 of this Proxy Statement for more details regarding voting procedures.

     The Company will bear the cost of the preparation and solicitation of proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy material to beneficial owners of Shares. In addition to solicitation by mail, proxies may be solicited by telephone, by facsimile, or personally by certain officers and regular employees of the Company and its subsidiaries without extra compensation. The Company has retained Georgeson & Co., 17 State Street, New York, New York 10004 to aid in the solicitation of proxies for a fee estimated at $9,000. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     At the close of business on February 23, 2000, which is the record date fixed for determination of stockholders entitled to vote at the meeting, there were 256,453,450 Common Shares and 1,000,000 Preferred Shares outstanding, each entitled to one vote.

     As of February 23, 2000, the beneficial owners of 5% or more of any class of the Company's securities entitled to vote at the meeting and which were known to the Company were:

                                         NO. OF COMMON        PERCENT OF
      NAME AND ADDRESS                      SHARES              CLASS
------------------------------------    --------------        ----------
Patrick G. Ryan                         31,094,288 (1)          12.12
     c/o Aon Corporation
     123 North Wacker Drive
     Chicago, IL 60606

Capital Research and                    17,157,000 (2)           6.69
  Management Company
     333 South Hope Street
     Los Angeles, CA 90071

Barrow, Hanley, Mewhinney &             16,934,985 (2)           6.60
  Strauss, Inc.
     3232 McKinney Ave
     15th Fl
     Dallas, TX 75204

Vanguard Windsor Funds                  14,202,862 (2)           5.55
     P.O. Box 2600
     Valley Forge, PA 19842

                                       NO. OF PREFERRED        PERCENT OF
     NAME AND ADDRESS                       SHARES               CLASS
------------------------------------    --------------        ----------
W. Clement Stone                           400,000              40
     c/o W. Clement Stone
     Enterprises, Inc.
     P.O. Box 649
     Lake Forest, IL 60045

Jessie V. Stone                            600,000              60
     c/o W. Clement Stone
     Enterprises, Inc.
     P.O. Box 649
     Lake Forest, IL 60045

----------

(1) Includes 22,364,437 Common Shares owned by Ryan Enterprises Corporation of Illinois or its wholly-owned subsidiaries ("REC") or by Ryan Holding Corporation of Illinois or its wholly-owned subsidiaries ("RHC"), 3,831 Common Shares beneficially owned under the ESOP Account of the Aon Savings Plan and allocated to Mr. Ryan, and 302,215 Common Shares beneficially owned and attributed to Mr. Ryan pursuant to his investment in the Aon Common Stock Fund of the Aon Savings Plan. Mr. Ryan, Mrs. Ryan and their children own all of the outstanding common stock of REC and RHC, and Mr. and Mrs. Ryan and two of their sons are the sole Directors of REC and RHC. Accordingly, the Common Shares held by REC and RHC are included in the Common Shares beneficially owned by Mr. Ryan. Also includes 1,301,250 Common Shares held of record and beneficially owned by Mrs. Ryan; Mr. Ryan disclaims any beneficial interest in those Common Shares. Under the terms of the separate ESOP Account of the Aon Savings Plan and under other terms of the Aon Savings Plan, as a participant in such plans Mr. Ryan is entitled to direct the manner in which the trustees will vote the Common Shares attributable to him; in addition, all Common Shares for which voting instructions are not received are voted by the trustees in the same proportion as Common Shares for which voting instructions are received. Also includes 495,000 Common Shares which Mr. Ryan has the right to acquire pursuant to presently exercisable stock options and options which will become exercisable within 60 days of February 23, 2000.

(2) Includes to the best knowledge of the Company all Common Shares beneficially owned by its parents, subsidiaries and affiliates.

                                AGENDA ITEM NO. 1
                              ELECTION OF DIRECTORS

     Unless a proxy directs to the contrary, it is intended that the proxies will be voted for the election as Directors of the seventeen nominees named on the following pages, to hold office until the next succeeding annual stockholders' meeting or until their respective successors are duly elected and qualify. All nominees are currently Directors of the Company. While management has no reason to believe that any of the nominees will not be available to serve as a Director, if for any reason any of them should become unavailable, the proxies will be voted for such substitute nominees as may be designated by the Board of Directors. The Directors shall be elected by the vote of the majority of votes present in person or represented by proxy at the meeting. Accordingly, since votes withheld will count as present at the meeting (and will therefore also count towards the establishment of a quorum) a vote withheld for a nominee will adversely affect that nominee's ability to secure the necessary majority of the votes present at the meeting. Set forth on the following pages is biographical information concerning each management nominee for election as a Director, the nominee's principal occupation, the period during which the nominee has served as a Director of the Company including service as a Director or employee of Combined Insurance Company of America ("Combined Insurance"), a subsidiary of the Company, or Ryan Insurance Group, Inc. ("Ryan Group"), which merged with the Company in 1982. Ages shown for all Directors are as of December 31, 1999. There are no nominees for the Board other than the management nominees.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL NOMINEES.

--------------------------------------------------------------------------------

PATRICK G. RYAN                                              Director since 1965

Patrick G. Ryan has been Chairman of the Board of the Company since 1990 and Chief Executive Officer since 1982. He was elected President and Chief Executive Officer of the Company at the time of the merger of the Company and Ryan Group in 1982, and served as President of the Company until April 1999. Prior to the merger, Mr. Ryan served as Chairman of the Board and Chief Executive Officer of Ryan Group. He is a director of the Tribune Company and Sears, Roebuck and Co. and serves as Chairman of the Board of Trustees of Northwestern University and as a Trustee of Rush-Presbyterian-St. Luke's Medical Center. He serves as Chairman of the Executive Committee of the Company.

Age: 62

--------------------------------------------------------------------------------

DANIEL T. CARROLL                                            Director since 1980

Mr. Carroll has been Chairman of The Carroll Group, a management consulting firm, since 1982. From early 1980 until early 1982 he served as President, Chief Executive Officer and a Director of Hoover Universal, Inc. From 1975 until early 1980, he was President of Gould Inc. He is director of A.M. Castle Co.; American Woodmark Corporation; Comshare, Inc.; Diversa Inc.; Oshkosh Truck Corporation; Wolverine World Wide, Inc.; and Woodhead Industries, Inc. He serves as a member of the Audit Committee and the Investment Committee of the Company.

Age: 73

--------------------------------------------------------------------------------

FRANKLIN A. COLE                                             Director since 1984

Mr. Cole, since 1984, has been Chairman of Croesus Corporation, an advisory and personal investment firm. From 1971 to 1984, he was Chairman and Chief Executive Officer of Walter E. Heller International Corporation (renamed Amerifin Corporation in January 1984), a worldwide diversified financial services company. Mr. Cole is also a director of CNA Income Shares, Inc.; Duff & Phelps Utilities Income Inc.; and Local Initiatives Support Corporation. He is a Life Trustee of Northwestern University and Chairman of The Human Relations Foundation of Chicago. He serves as a member of the Audit Committee and the Investment Committee of the Company.

Age: 73

--------------------------------------------------------------------------------

EDGAR D. JANNOTTA                                            Director since 1995

On January 2, 1996, William Blair & Company, L.L.C., an international investment banking firm, converted from a partnership at which time Mr. Jannotta was named Senior Director. Prior to this conversion, Mr. Jannotta joined William Blair & Company in May 1959 as an Associate, became a Partner in January 1965, Assistant Managing Partner in June 1973, Managing Partner in September 1977, and Senior Partner in January 1995. He is a director of AAR Corp.; Bandag, Incorporated; Molex Incorporated; and Unicom Corporation. He serves as a member of the Organization and Compensation Committee and the Investment Committee of the Company.

Age: 68

--------------------------------------------------------------------------------

LESTER B. KNIGHT                                             Director since 1991

Mr. Knight is the former Vice Chairman and director of Cardinal Health, Inc., a diversified healthcare service company. Mr. Knight was Chairman of the Board and Chief Executive Officer of Allegiance from 1996 until February 1999, and had been with Baxter from 1981 until 1996 where he served as corporate vice president from 1990, executive vice president from 1992, and as a director from 1995. He was Chairman and a director of The Baxter Allegiance Foundation. He is a director of Evanston Northwestern Healthcare and Junior Achievement of Chicago. He is a Trustee of Northwestern University. Mr. Knight serves as a member of the Investment Committee and the Organization and Compensation Committee of the Company.

Age: 41

-------------------------------------------------------------------------------

PERRY J. LEWIS                                              Director since 1972

Mr. Lewis has been a Partner of Morgan Lewis Githens & Ahn, an investment banking firm, for more than sixteen years. Until October 1, 1979, Mr. Lewis was Senior Vice President and a director of Smith Barney, Harris Upham & Co., Inc. He is a director of AMFM Inc. and ITI Technologies, Inc. Mr. Lewis is President of the Performing Arts Center Foundation, Inc. and serves as a director of The Aldrich Museum of Contemporary Art. He serves as a member of the Audit Committee and the Investment Committee of the Company.

Age: 61

--------------------------------------------------------------------------------

ANDREW J. MCKENNA                                            Director since 1970

Mr. McKenna served as a Director of the Ryan Group from 1970 until 1982 when he was elected to the Board of Directors of the Company. He is Chairman and Chief Executive Officer of Schwarz, a printer, converter, producer and distributor of packaging and promotional materials, and a Director of McDonald's Corporation, Skyline Corporation, and Tribune Company. He is Chairman of the Board of Trustees of the University of Notre Dame. Mr. McKenna is also a Director of Children's Memorial Hospital, the Lyric Opera and a trustee of the Museum of Science and Industry. He serves as the Chairman of the Nominating Committee and a member of the Executive Committee and the Organization and Compensation Committee of the Company.

Age: 70

--------------------------------------------------------------------------------

NEWTON N. MINOW                                              Director since 1990

Mr. Minow, since 1991, has been Counsel to the Chicago law firm of Sidley & Austin where he served as Partner from 1965 to 1991. He served as Chairman of the Federal Communications Commission from 1961 to 1963. He is a director of Manpower, Inc. Mr. Minow is former Chairman of the Carnegie Corporation of New York, an Advisory Trustee and former Chairman of the Board of Trustees of The RAND Corporation, and former Chairman of the Board of Governors of the Public Broadcasting Service. He is a Life Trustee of Northwestern University, a Life Trustee of the University of Notre Dame and is the Annenberg Professor of Communications and Law at Northwestern University. He serves as a member of the Organization and Compensation Committee and the Nominating Committee of the Company.

Age: 73

--------------------------------------------------------------------------------

RICHARD C. NOTEBAERT                                         Director since 1998

Mr. Notebaert is the retired chairman of the board of Ameritech. He served as chairman of the board and chief executive officer of Ameritech Corporation, a full-service communications company, from April 1994 until December 1999. Mr. Notebaert was elected vice chairman of Ameritech in January 1993, became president and chief operating officer in June 1993 and president and chief executive officer in January 1994, after joining Ameritech Communications in 1983 and serving in other significant positions with the Ameritech organization. Mr. Notebaert is a director of Sears, Roebuck and Co., Cardinal Health Inc., a Trustee of the University of Notre Dame and the Chicago Symphony Orchestra. He is currently a member of The Business Council, The Civic Committee of The Commercial Club of Chicago, The Economic Club of Chicago, University of Illinois President's Advisory Counsel and the Executives' Club of Chicago. He serves as a member of the Organization and Compensation Committee and the Investment Committee of the Company.

Age: 52

--------------------------------------------------------------------------------

MICHAEL D. O'HALLERAN                                        Director since 1999

Mr. O'Halleran has been President and Chief Operating Officer of the Company since April 16, 1999. Since 1995 he has served as President and Chief Operating Officer of Aon Group, Inc., the global insurance brokerage and consulting arm of the Company. He has also served in other significant senior management positions within the Aon group of companies since 1987 and has more than 25 years of experience in the insurance and reinsurance industries. He is a director of Cardinal Health, Inc. and served as a director of Allegiance Corporation prior to its merger with Cardinal Health, Inc. in February, 1999. He is also a director of Optimark Technologies, Inc. and the College of Insurance. He serves on the Arts and Letters Advisory Board at the University of Notre Dame and is a trustee of Dublin City University in Dublin. Mr. O'Halleran serves as a member of the Executive Committee and the Nominating Committee of the Company.

Age: 49

--------------------------------------------------------------------------------

DONALD S. PERKINS                                            Director since 1983

Mr. Perkins retired from Jewel Companies Inc., a diversified retail chain, in 1983. He had been with Jewel since 1953, serving as President from 1965 to 1970, as Chairman of the Board of Directors from 1970 to 1980, and as Chairman of its Executive Committee until his retirement. Mr. Perkins served as a director of American Telephone and Telegraph Company from 1979 until the spin-off from it of Lucent Technologies, Inc. in 1989, and served as a director of Lucent Technologies from 1989 until February 2000. He is a director of LaSalle Hotel Properties; LaSalle Street Fund, Inc.; LaSalle U.S. Realty Income & Growth Fund, Inc.; Luminant Worldwide; and Nanophase Technologies. He is Vice Chairman of the Board of Trustees of Northwestern University. He serves as Chairman of the Organization and Compensation Committee and as a member of the Nominating Committee of the Company.

Age: 72

--------------------------------------------------------------------------------

JOHN W. ROGERS, JR.                                          Director since 1993

Mr. Rogers is President of Ariel Capital Management, Inc., an institutional money management firm specializing in equities, having founded the firm in January 1983. In addition, Ariel Capital serves as the investment advisor, administrator and distributor of Ariel Mutual Funds. Mr. Rogers is also a director of GATX Corporation, Burrell Communications Group, Bank One Corporation, Unicom Corporation and the John S. and James L. Knight Foundation. He is director of the Chicago Urban League; Trustee of Rush-Presbyterian-St. Luke's Medical Center; Board Member of the Chicago Symphony Orchestra; Director of Family Focus, Inc.; Member of the Council on the Graduate School of Business of the University of Chicago; and a former member of the Board of Trustees of Princeton University. He serves as a member of the Audit Committee and the Investment Committee of the Company.

Age: 41

--------------------------------------------------------------------------------

GEORGE A. SCHAEFER                                           Director since 1991

Mr. Schaefer is a Director of Caterpillar Inc., the construction machinery and equipment manufacturing company. He served as Chairman and Chief Executive Office of Caterpillar from 1985 until his retirement in July, 1990 and served in other senior management positions during the course of his career with Caterpillar which began in 1951. He is a director of Helmerich & Payne, Inc. and an honorary member of The Business Council. He serves as Chairman of the Audit Committee and as a member of the Organization and Compensation Committee of the Company.

Age: 71

--------------------------------------------------------------------------------

RAYMOND I. SKILLING                                          Director since 1977

Mr. Skilling has served as Executive Vice President and Chief Counsel of the Company since 1980. Between 1976 and 1980 he served as Executive Vice President
- Planning and Implementation. Prior to that he was a partner in the international law firm now called Clifford Chance, headquartered in London, England. Mr. Skilling has been a legal advisor to the Company since 1967. He serves as a member of the Executive Committee of the Company.

Age: 60

--------------------------------------------------------------------------------

FRED L. TURNER                                               Director since 1991

Mr. Turner is Senior Chairman and a Director of McDonald's Corporation, the international fast food restaurant franchising company. Mr. Turner joined McDonald's Corporation in 1956 and assumed his current position in 1990, after serving as its Chairman of the Board and Chief Executive Officer. Mr. Turner is also a director of Baxter International, Inc.; and W.W. Grainger, Inc. He serves as a member of the Organization and Compensation Committee and as Chairman of the Investment Committee of the Company.

Age: 66

--------------------------------------------------------------------------------

ARNOLD R. WEBER                                              Director since 1991

Dr. Weber is President Emeritus of Northwestern University, where he served as President from 1985 until 1994 and as Chancellor from January 1, 1995. From 1980 to 1985 Dr. Weber was President of the University of Colorado. Dr. Weber has also held various senior federal government positions including Executive Director of the Cost of Living Council and Associate Director of the Office of Management and Budget. He is a director of Burlington Northern Santa Fe Corporation; Inland Steel Industries, Inc.; PepsiCo, Inc.; Deere & Company; and the Tribune Company. He is a trustee of the University of Notre Dame. He serves as a member of the Audit Committee and the Investment Committee of the Company.

Age: 70

--------------------------------------------------------------------------------

DR. CAROLYN Y. WOO                                           Director since 1998

Dr. Woo assumed the deanship of the College of Business at the University of Notre Dame in July 1997. From 1995 to 1997 she served as Associate Executive Vice President of Academic Affairs at Purdue University, and from 1993 to 1995 she served as Director of the Professional Master's Programs in the Krannert School of Management at Purdue University. She joined Purdue University as an Assistant Professor in 1981 and was promoted to Full Professor in 1991. Dr. Woo currently serves on the Board of Directors of Arvin Industries Inc.; Bindley-Western Industries, Inc.; and of Nisource Industries, Inc. She serves as a member of the Audit Committee and the Nominating Committee of the Company.

Age: 45

--------------------------------------------------------------------------------

                           OWNERSHIP OF COMMON SHARES

     The following table sets forth the number of Common Shares beneficially owned as of February 23, 2000 by each Director, each nominee for Director, by the Chief Executive Officer Patrick G. Ryan and by each of the other four most highly compensated executives (the "Named Executives"), and by all Directors, nominees and the Named Executives combined. Named Executives are indicated by a double asterisk. As used in this Proxy Statement, "beneficially owned" means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). The table therefore does not include the "phantom stock" shares held under the Outside Director Deferred Compensation Plan and the Aon Outside Director Stock Award Plan (see "Compensation of the Board of Directors"), the Aon Deferred Compensation Plan (see "Executive Compensation"), or the Aon Stock Award Plan (see "Organization and Compensation Committee Report-Long Term Incentive Compensation") except as noted in the footnote 5.

NAME                                                 SHARES BENEFICIALLY     PERCENT OF
----                                                      OWNED (1)         OF CLASS (2)
                                                          ---------         ------------
Patrick G. Ryan**(3)(4)(5) ............................   31,094,288           12.12
Daniel T. Carroll(6) ..................................        3,712             *
Franklin A. Cole(6) ...................................        4,050             *
Daniel T. Cox**(3)(4)(5) ..............................       96,794             *
Edgar D. Jannotta(6) ..................................       56,025             *
Lester B. Knight(6) ...................................       30,000             *
Perry J. Lewis(6) .....................................        6,750             *
Andrew J. McKenna(6) ..................................       31,775             *
Harvey N. Medvin**(3)(4)(5)(7) ........................      991,077             *
Newton N. Minow(3)(6) .................................      135,045             *
Richard C. Notebaert (6) ..............................        1,500             *
Michael D. O'Halleran**(3)(4) .........................      173,676             *
Donald S. Perkins (6) .................................       10,462             *
John W. Rogers, Jr. (6)(8) ............................        5,643             *
George A. Schaefer(6) .................................        8,775             *
Raymond I. Skilling**(3)(4)(5) ........................      695,905             *
Fred L. Turner(6) .....................................        4,807             *
Arnold R. Weber(6) ....................................        3,656             *
Carolyn Y. Woo (6) ....................................        1,012             *
All Directors and Named Executives combined (19           33,354,952           13.00
persons)

(1) The Directors and Named Executives, and all Directors and the Named Executives combined, have sole voting power and sole investment power over the Common Shares listed, except as indicated in note (3) and in the table below:

                                                 NUMBER OF
                                                  COMMON      VOTING      INVESTMENT
                                                  SHARES      POWER         POWER
                                                  ------      -----         -----
Patrick G. Ryan...........................      22,364,437   Shared        Shared
Franklin A. Cole..........................           4,050   Shared        Shared
Arnold R. Weber...........................           3,656   Shared        Shared

(2) An asterisk indicates that the percentage of Common Shares beneficially owned by the named individual does not exceed one percent (1%) of the Company's Common Shares.

(3) The following Common Shares are beneficially owned by members of the immediate family of the following directors and Named Executives: 1,301,250 by Mrs. Ryan; 5,475 by Mrs. Cox; 975 by Mr. Cox's son; 5,062 by Mrs. Medvin; 54,375 by Mrs. Minow; 99,840 by Mrs. O'Halleran; and 374,827 by Mrs. Skilling (Mrs. Skilling and Mrs. Ryan are sisters). As to the Common Shares so held, each such director and Named Executive disclaims beneficial ownership.

(4) Includes beneficial interest in the attributable Common Shares of the ESOP Account of the Aon Savings Plan, and includes beneficial interest in attributable Common Shares of the Aon Common Stock Fund of the Aon Savings Plan. The Common Shares of the ESOP Account and the Aon Common Stock Fund of the Aon Savings Plan are voted by the trustees as directed by their respective participants; all Common Shares for which voting instructions are not received are voted by the trustees in the same proportion as Common Shares for which voting instructions are received.

(5) Includes the following number of Common Shares which the respective Directors and Named Executives will have the right to acquire pursuant to presently exercisable employee stock options, or stock options which will become exercisable or stock awards which will become vested within 60 days following February 23, 2000: Patrick G. Ryan, 495,000; Daniel T. Cox, 38,250; Harvey N. Medvin, 86,437; Raymond I. Skilling, 30,375.

(6) Does not include the number of Common Shares equal to $50,000 which each Outside Director will be awarded on April 18, 2000 pursuant to the Aon Outside Director Stock Award Plan. See "Compensation of the Board of Directors."

(7) Excludes 9,750 Common Shares owned by a charitable foundation for which Mrs. Medvin acts as a trustee and has shared voting and investment control. Mr. Medvin disclaims any beneficial ownership in such Common Shares.

(8) Ariel Capital Management, Inc., of which Mr. Rogers is President and Founder, does not beneficially own any Common Shares nor has it beneficially owned any Common Shares during Mr. Roger's tenure of the Board of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on the Company's review of copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company since January 1, 1999, all Directors and officers of the Company have timely reported all transactions to the Securities and Exchange Commission.

                     COMPENSATION OF THE BOARD OF DIRECTORS

CASH COMPENSATION AND STOCK AWARDS

     Under the Aon Outside Director Stock Award Plan (as amended) (the "Award Plan"), each outside Director is granted a number of Common Shares equal to $50,000 each year following their election to the Board of Directors at the annual meeting of stockholders. Any outside Director elected to the Board other than at the annual stockholder's meeting receives a pro rata number of Common Shares based upon the number of full months of service.

     In addition, under the Award Plan, outside Directors are also entitled to certain deferred benefits when they retire from the Board. The Award Plan provides for an amount to be credited to an account on behalf of each outside Director, as follows:

          (i) $10,000 for each annual period of Board service prior to 1994, but not more than $100,000 in the aggregate; and

          (ii) $20,000 per annum for each annual period of service commencing with April 15, 1994.

     The pre-1994 amount will accrue pro rata over the number of years between 1994 and the April of the year following each Director's 72nd birthday. The benefit for the years of service commencing in 1994 will accrue in full on each service anniversary date. Upon retirement from the Board, or upon death or disability, the vested value accumulated in the account as to a particular outside Director (the "Accrued Vested Retirement Amount") will be distributed in ten substantially equal installments consisting of Common Shares.

     In 1994, the Company established an Outside Director Bequest Plan (the "Bequest Plan"). The purpose of the Bequest Plan is to acknowledge the service of outside Directors, to recognize the mutual interest of the Company and its outside Directors in supporting worthy charitable institutions and to assist the Company in attracting and retaining outside Directors of the highest caliber. The company is funding the Bequest Plan generally through the maintenance of life insurance policies on its outside Directors. The charitable donations by the Company will be directed to charitable institutions designated by the outside Directors. The Bequest Plan is designed so that upon the deaths of specified outside Directors, it will then donate a maximum of $100,000 per outside Director each year for ten years in the name of the outside Director to tax qualified institutions designated by the outside Director. Individual outside Directors derive no financial benefit from the Bequest Plan since any and all insurance proceeds and tax deductible charitable donations accrue solely to the Company. An outside director is not eligible to participate in the Bequest Plan until he or she has completed one full year of service on the Board. The Board retains at all times the right to terminate the Bequest Plan and to decline to make any requested bequest if, in the Board's judgment, doing so is in the best interests of the Company and its stockholders.

DEFERRED COMPENSATION

     Pursuant to the Outside Director Deferred Compensation Plan (the "Deferred Plan"), and pursuant to the Award Plan, outside Directors may defer cash compensation and Common Shares earned into phantom stock accounts, the value of which is measured by reference to Common Shares.

     Under the Deferred Plan, outside Directors elect that portion of the annual retainer (referred to as "Fees") which will be credited to either a cash account, the earnings of which are based on one-year Treasury bills, or a stock account whose value is based upon the performance of the Common Shares on a dividend reinvested basis. The cash account is a bookkeeping device only and no funds are actually invested or set aside for the outside Directors' benefit. The outside Directors' stock accounts are credited with the number of phantom shares that could have been purchased at the average of the high and low price of the Common Shares on the date the Fees are earned. The phantom stock account does not consist of actual Common Shares, but is maintained for bookkeeping purposes only. As dividends are declared and paid on Common Shares, each outside Director's phantom stock account, for bookkeeping purposes, is credited with the dividends which would have been earned if Common Shares had been purchased and the funds so credited are treated as if reinvested in Common Shares. Each participating outside Director specifies a payout schedule, including a commencement date, pursuant to which the Company will distribute to the outside Director the amount in the outside Director's cash account, or Common Shares equal to the number of shares in the phantom stock account.

     Under the Award Plan, outside Directors may also elect to defer receipt of annual award of Common Shares and instead maintain a phantom stock account. As dividends are declared on Common Shares, each outside Director's phantom stock account, for bookkeeping purposes, is credited with the dividends which would have been earned if Common Shares had been received and the funds so credited are treated as if reinvested in Common Shares. Outside Directors may choose a time and schedule for pay-out of the phantom stock account in Common Shares plus the cash equivalent of any fractional Common Shares. The following table shows, as of February 23, 2000, the total number of shares credited to the outside Directors' respective phantom stock accounts under the Deferred Plan and under the Award Plan ("Phantom Shares"), and the number of Common Shares representing the Accrued Vested Retirement Amount (the "Retirement Shares") for each outside Director under the Award Plan:

                                                PHANTOM         RETIREMENT
DIRECTOR                                         SHARES           SHARES
--------                                         ------           ------
Daniel T. Carroll.......................          46,092           7,589
Franklin A. Cole........................          57,632           7,262
Edgar D. Jannotta.......................          11,087           2,427
Lester B. Knight........................           1,922             n/a
Perry J. Lewis..........................          12,002           4,765
Andrew J. McKenna.......................          46,464           5,900
Newton N. Minow.........................          15,429           5,214
Richard C. Notebaert....................           3,878             464
Donald S. Perkins.......................          29,137           7,262
John W. Rogers, Jr......................          12,978           3,681
George A. Schaefer......................           8,104           4,409
Fred L. Turner..........................          21,232           4,126
Arnold R. Weber.........................          15,174           4,312
Carolyn Y. Woo..........................           1,315             464
     Total..............................         282,446          57,875

     The Company has fully reported deferrals by outside Directors of cash compensation into Phantom Share accounts in the Deferred Plan and in the Award Plan on a cumulative basis for each year since 1993 in a form similar to that set out in the above table, despite the fact that the Company was not required to do so under the relevant proxy rules. In the interest of continuing to keep all stockholders informed of deferrals of cash compensation by outside Directors into

Phantom Share accounts under the Deferred Plan, under the Award Plan and the number of Common Shares representing the Accrued Vested Retirement Amount, the Company intends to continue to make voluntary disclosures in future years in the form of the above table.

                 THE BOARD OF DIRECTORS COMMITTEES AND MEETINGS

     The Board of Directors of the Company has appointed standing committees, including Executive, Audit, Investment, Organization and Compensation, and Nominating committees. Membership on the committees since the last annual meeting of the Board in 1999 has been as follows:

                                                                          ORGANIZATION AND
      EXECUTIVE                  AUDIT               INVESTMENT             COMPENSATION             NOMINATING
      ---------                  -----               ----------             ------------             ----------
Patrick G. Ryan (1)     George A. Schaefer (1)  Fred L. Turner (1)     Donald S. Perkins (1)   Andrew J. McKenna(1)
Andrew J. McKenna       Daniel T. Carroll       Daniel T. Carroll      Edgar D. Jannotta       Newton N. Minow
Michael D. O'Halleran   Franklin A. Cole        Franklin A. Cole       Lester B. Knight        Michael D. O'Halleran
Raymond I. Skilling     Perry J. Lewis          Edgar D. Jannotta      Andrew J. McKenna       Donald S. Perkins
                        John W. Rogers, Jr.     Lester B. Knight       Newton N. Minow         Carolyn Y. Woo
                        Arnold R. Weber         Perry J. Lewis         Richard C. Notebaert
                        Carolyn Y. Woo          Richard C. Notebaert   George A. Schaefer
                                                John W. Rogers, Jr.    Fred L. Turner
                                                Arnold R. Weber

----------
(1)      Chairman.

     When the Board of Directors is not in session, the Executive Committee is empowered to exercise such powers and authority in the management of the business and affairs of the Company as would be exercised by the Board of Directors, subject to certain exceptions. The Executive Committee did not meet in 1999, but it acted by unanimous written consent on one occasion.

     The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the financial and accounting practices of the Company and the internal controls related thereto, and represents the Board of Directors in connection with the services rendered by the Company's independent auditors. The Audit Committee met three times during 1999.

     The Investment Committee is responsible for the formation of broad investment policy applicable to the operating subsidiaries of the Company. This policy is implemented by all subsidiaries based on the specific financial requirements of the individual units. The Investment Committee met five times during 1999.

     The Nominating Committee recommends nominees to the Board to fill vacancies or as additions to the Board of Directors. Although the Committee does not specifically solicit suggestions from stockholders regarding possible candidates, the Committee will consider stockholders' recommendations. Suggestions, together with a description of the proposed nominee's qualifications, stock holdings in the Company, other relevant biographical information, and an indication of the willingness of the proposed nominee to serve, should be sent to the Corporate Secretary of the Company. Suggestions may be submitted at any time of year but should be received by November 6, 2000 in order to be considered in connection with the annual meeting of the Company's stockholders in the spring of 2001. The Nominating Committee met once during 1999.

     The Organization and Compensation Committee annually reviews and determines the compensation of the Chairman and Chief Executive Officer of the Company. The Organization and Compensation Committee also reviews, advises and consults with the Chairman and Chief

Executive Officer on the compensation of the President and Chief Operating Officer and of other officers and key employees and as to the Company's policy on compensation. The Organization and Compensation Committee also administers the Aon Stock Option Plan, the Aon Stock Award Plan and the Aon Deferred Compensation Plan, including granting stock options and stock awards and interpreting the plans, and has general oversight responsibility with respect to the Company's other employee benefit programs. In addition, the Organization and Compensation Committee also renders advice and counsel to the Chairman and Chief Executive Officer on the selection of senior officers of the Company and key executives of the Company's major subsidiaries. The Organization and Compensation Committee met 4 times during 1999.

     The Board of Directors met six times during 1999. All incumbent Directors attended at least 85% of the meetings of the Board and all committees of the Board on which the respective Directors served.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief Executive Officer and the Named Executives for the three fiscal years ended December 31, 1999. All share amounts have been adjusted for the May, 1997 and the May, 1999 3-for-2 stock splits:

--------------------------------------------------------------------------------------------------------------
                                                    SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------
                                        ANNUAL COMPENSATION                LONG-TERM COMPENSATION
--------------------------------------------------------------------------------------------------------------

                                                                OTHER                                   ALL
                                                               ANNUAL      RESTRICTIVE                 OTHER
          NAME AND                                             COMPEN-        STOCK                   COMPEN-
          PRINCIPAL                                  BONUS     SATION       AWARD(S)     OPTIONS       SATION
          POSITION              YEAR    SALARY $     $(1)       $(2)         ($)(3)        (#)         ($)(4)
--------------------------------------------------------------------------------------------------------------
Patrick G. Ryan               1999      1,119,230    990,000     174,266                  315,000     183,291
  Chairman, Chief Executive   1998      1,088,461  1,890,000     271,635                  322,500     363,771
  Officer & Director          1997      1,032,692    731,250     258,114                  337,500     187,637

Michael D. O'Halleran(5)      1999      1,000,000    900,000                  840,037      45,000     134,894
  President, Chief Operating  1998        884,615  1,125,000                2,615,625                 241,090
  Officer & Director          1997        750,000    582,500                                          125,623

Daniel T. Cox                 1999        485,384    375,000                  325,781                  72,777
  Executive Vice President    1998        464,230    600,750                               30,000     132,927
                              1997        439,231    456,750                                           91,617

Harvey N. Medvin              1999        547,692    405,000                  977,344                  85,188
  Executive Vice President &  1998        533,076    765,000                               30,000     145,219
  Chief Financial Officer     1997        501,923    356,250                               37,500      95,893

Raymond I. Skilling           1999        542,692    401,250                  977,344                  84,700
  Executive Vice President,   1998        529,230    765,000                                          164,430
  Chief Counsel & Director    1997        501,923    356,250                  650,625      32,500      97,376
--------------------------------------------------------------------------------------------------------------

----------

(1) Represents performance-based bonus payments made pursuant to the terms of the 1995 Senior Officer Incentive Compensation Plan. For more detailed information refer to the "Short Term Incentive Compensation" section of the Organization and Compensation Committee Report on Executive Compensation beginning on page 18 of this proxy statement.

(2) Represents the value of personal use of a company-owned automobile and aircraft.

(3) As of December 31, 1999, the Named Executives held the following number of unvested shares of restricted stock granted pursuant to the Aon Stock Award Plan, the vesting schedule for which and the market value (the average high and low price on the relevant date) of which, on the dates of grant and as of year-end 1999 are respectively set forth below:

                                                                                    LAST
                                    NO. SHARES       DECEMBER 31, 1999             VESTING
                                      UNVESTED           VALUE                      DATE
                                      --------           -----                      ----
Patrick G. Ryan                            -0-                    n/a                             n/a
Michael D. O'Halleran                  267,549             10,685,238                 January 2, 2009
Daniel T. Cox                           45,750              1,827,141                  March 19, 2009
Harvey N. Medvin                        70,312              2,808,052                  March 19, 2009
Raymond I. Skilling                     60,750              2,426,203                  March 19, 2009

Under the Terms of the Aon Stock Award Plans shares granted are subject to the following vesting schedule:

               YEARS OF CONTINUOUS EMPLOYMENT
                    FROM DATE OF GRANT            PERCENT VESTED
                            3                           20%
                            4                           10%
                            5                           10%
                            6                           10%
                            7                           10%
                            8                           10%
                            9                           10%
                           10                           20%

No voting rights attach and no dividends are paid on shares of unvested restricted stock.

(4)  Amounts disclosed in this column include:

     (a) Company contributions of $8,400 in fiscal year 1999 under the Aon Savings Plan, a defined contribution plan, on behalf of each of the Named Executives.

     (b) Company contributions of the following amounts in fiscal year 1999 under the Aon Supplemental Savings Plan on behalf of Mr. Ryan, $102,334; Mr. Cox, $36,770; Mr. Medvin, $41,616; Mr. O'Halleran,
          $91,350; and Mr. Skilling, $41,156.

     (c) Company contributions of the following amounts in fiscal year 1999 under the Aon Executive Life Insurance Plan, a split-dollar arrangement, on behalf of Mr. Ryan, $72,557; Mr. Cox, $27,607; Mr. Medvin,$35,172; Mr. O'Halleran, $35,144; and Mr. Skilling $35,144.

(5) Mr. O'Halleran and a subsidiary of the Company have entered into an employment contract which provides for employment terminable with or without cause, and the following: an annual base salary of not less than $750,000; stock awards in the amount of 20,000 Common Shares (subject to subsequent stock splits) which were made on January 1 of 1994, 1996 and 1998; restrictive covenants and confidentiality provisions for the benefit of the Company; additional compensation upon death or disability or upon termination without cause equal to one times annual base salary; and additional compensation of $750,000 per year for two years upon termination without cause conditioned on compliance with the restrictive covenants. The contract renews each year unless notice of non-renewal is given not less than 30 days prior to December 31 of each year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)

     The following table provides information on stock option exercises in fiscal 1999 by each of the Named Executives:

                                SHARES        VALUE            SHARES SUBJECT             VALUE OF UNEXERCISED IN-
                               ACQUIRED     REALIZED             TO OPTIONS                  THE-MONEY OPTIONS
            NAME              ON EXERCISE    ($)(1)            FISCAL YEAR-END             AT FISCAL YEAR END(2)
            ----              -----------    ------            ---------------             ---------------------
                                                        EXERCISABLE   UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
                                                        -----------   -------------      -----------   -------------
Patrick G. Ryan..........              --           --      265,500         1,249,500     $6,025,279       $9,266,736
Daniel T. Cox............          11,250     $269,427       12,375            40,125       $307,456         $251,555
Harvey N. Medvin.........              --           --       52,125           111,375     $1,216,103       $1,077,756
Michael D. O'Halleran ...              --           --          -0-            45,000            -0-              -0-
Raymond I. Skilling .....              --           --       13,500            62,625       $335,406         $492,178

----------
(1) Based upon the average high and low price of the Common Shares as of the date exercised.
(2) Based upon the average high and low price of the Common Shares as of December 31, 1999.

                        OPTION GRANTS IN 1999 FISCAL YEAR

     Information regarding options to purchase shares of the Company's Common Stock which were granted to Named Executives during 1999 is set forth below. All such options are subject to the terms of the Aon Stock Option Plan (1).

                                                                                               GRANT DATE
                                    INDIVIDUAL GRANTS                                            VALUE
--------------------------------------------------------------------------------------------   ----------
                                 NUMBER OF       PERCENT OF
                                SECURITIES      TOTAL OPTIONS
                                UNDERLYING       GRANTED TO        EXERCISE OR                 GRANT DATE
                                  OPTION          EMPLOYEES        BASE PRICE     EXPIRATION     PRESENT
           NAME                   GRANTED      IN FISCAL YEAR        ($/SH)          DATE        VALUE(2)
           ----                   -------      --------------      -----------    ----------   ----------
Patrick G. Ryan                   315,000             14.7458          43.4375     3/19/2009   $3,453,616
Michael D. O'Halleran              45,000              2.1065          43.4375     3/19/2009     $493,374

----------
(1) The total amount of shares disclosed in the above table will vest in accordance with the normal vesting schedule as follows: 30% on each of 3/19/2002 and 3/19/2005; and 20% on each of 3/19/2003 and 3/19/2004.

(2) Based upon the Black-Scholes Option Pricing Model assuming a volatility rate of .2117%, a risk-free interest rate of 6%, a dividend yield of 2% and that .87 years on average elapse between vesting and exercise.

                               PENSION PLAN TABLE

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (65 years) under the Company's qualified defined benefit pension plan (the "Aon Pension Plan"), as well as under the non-qualified supplemental pension plan (the "Excess Benefit Plan"). The Excess Benefit Plan provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries:

                               PENSION PLAN TABLE

                                                 YEARS OF SERVICE
Remuneration($)      10          15         20            25             30             35              40

       750,000    115,620     153,973     187,212       220,452        253,691        286,930         314,843
     1,000,000    154,715     206,138     250,742       295,346        339,950        384,555         421,787
     1,250,000    193,810     258,303     314,272       370,241        426,210        482,179         528,730
     1,500,000    232,905     310,467     377,801       445,135        512,469        579,803         635,674
     1,750,000    272,000     362,632     441,331       520,030        598,729        677,427         742,617
     2,000,000    311,095     414,797     504,861       594,924        684,988        775,052         849,561
     2,250,000    350,191     466,962     568,390       669,819        771,247        872,676         956,504
     2,500,000    389,286     519,126     631,920       744,713        857,507        970,300       1,063,448
     2,750,000    428,381     571,291     695,450       819,608        943,766      1,067,925       1,170,391
     3,000,000    467,476     623,456     758,979       894,502      1,030,026      1,165,549       1,277,335
     3,250,000    506,571     675,621     822,509       969,397      1,116,285      1,263,173       1,384,278
     3,500,000    545,666     727,786     886,039     1,044,291      1,202,544      1,360,797       1,491,222
     3,750,000    584,762     779,950     949,568     1,119,186      1,288,804      1,458,422       1,598,165

     A participant's remuneration covered by the Aon Pension Plan and the Excess Benefit Plan is the average of his or her base salary for each fiscal year prior to 1993, and the aggregate of base salary and certain eligible bonus payments for the 1993 fiscal year and each fiscal year thereafter, for the five consecutive calendar plan years during the last ten years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full calendar years, the period of his or her employment with the Company and its subsidiaries. Covered compensation and the estimated years of service for each individual comprising the Executive Group as of December 31, 1999 are: Mr. Ryan $2,109,230 and 21 years; Mr. Cox $860,384 and13 years; Mr. Medvin $952,692 and 21 years; Mr. O'Halleran $1,900,000 and 11 years; and Mr. Skilling $943,942 and 23 years. The annual pension amounts included in the table above are based upon the following assumptions: (1) retiring participants have attained age 65 and are fully vested, and (2) retiring participants have chosen to have benefits payable as straight life annuities.


                     ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

PHILOSOPHY

     The Company's executive compensation program is designed to attract, retain and motivate top quality and experienced individuals. The program provides competitive compensation opportunities while supporting a pay for performance culture that emphasizes at risk compensation. As such the program is heavily oriented toward incentive compensation tied to both short and long term financial goals which are considerably linked to the interest of stockholders.

     The executive compensation program is administered by the Organization and Compensation Committee of the Board (the "Compensation Committee") consisting entirely of outside Directors. In this capacity the Compensation Committee determines the compensation for the Company's Chief Executive Officer, Patrick
G. Ryan, and the compensation of the other Named Executives in consultation with Mr. Ryan. In addition, the Compensation Committee advises and consults with Mr. Ryan regarding the compensation of other officers and key employees.

COMPONENTS

There are three distinct components to the executive compensation program:

     -    Base Salary

     -    Short Term Incentive Compensation

     -    Long Term Incentive Compensation

BASE SALARY

     Base salaries for the Named Executives are established at levels considered appropriate in light of the executives' responsibilities and performance versus the competitive market both within the insurance industry and externally. In 1999, the average increase in base salary for the Named Executive Officers as a group was 2.05%.

SHORT TERM INCENTIVE COMPENSATION

     The 1995 Senior Officer Incentive Compensation Plan (the "Incentive Plan") is designed to permit amounts to be paid thereunder during fiscal year 1996 and thereafter to qualify as performance based compensation as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, thereby enhancing the ability of the Company to deduct the full amount paid to the Named Executive even though any such individual's total compensation may exceed $1,000,000.

     Under the terms of the Incentive Plan each Named Executive was eligible to receive a maximum bonus of 180% of the prior year's Base Salary. However, in no event could a bonus exceed $3,000,000. Payment of a bonus is further conditioned on the Company's achievement of annually established performance thresholds, which are materially linked to the interests of stockholders. It is important to note that the Incentive Plan provides the Compensation Committee the discretion to grant bonuses which are less than the amounts provided for on an aggregate or individual basis, based upon objective and subjective performance criteria tailored to each individual.

     For bonus payments payable during calendar year 1999 the Compensation Committee, in exercising its discretion, adjusted the level of bonuses to reflect the Company's and the individuals' performance during 1998.

LONG TERM INCENTIVE COMPENSATION

     Both the Aon Stock Award Plan and the Aon Stock Option Plan reward executives for long term strategic management and subsequent enhancement of stockholder value by providing the executive with an opportunity to acquire an appropriate ownership interest in the Company.

     The Aon Stock Award Plan has been an effective tool in the attraction and retention of key individuals throughout the Company. The awards made under the Aon Stock Award Plan are subject to a ten-year vesting schedule, which by design provides for a significant incentive for award recipients to continue their service with the Company.

     During fiscal year 1999, grants under the Aon Stock Award Plan were made to four of the Named Executives as detailed in the Summary Compensation Table. The Chief Executive Officer, Mr. Ryan, although eligible, is not currently participating in the Aon Stock Award Plan.

In general, options under the Aon Stock Option Plan are granted on a criterion similar to, and for similar purposes as, those for the granting of awards under the Aon Stock Award Plan. For more detailed information regarding the options granted to the Named Executives refer to the table Executive Compensation - Options Grants in 1999 Fiscal Year. For more detailed information regarding options exercised by the Named Executives during 1999 please refer to the table Executive Compensation - Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.

     The granting of awards, under the Aon Stock Award Plan, and options, under the Aon Stock Option Plan, are made based on the Compensation Committee's and the Chief Executive Officer's assessment of an executive's past performance, an appraisal of the executive's talents and other strengths and most notably the long term contribution the executive can make to the Company's performance. In addition, the Compensation Committee takes into consideration awards and options made previously to an executive, and the number of awards and options outstanding in the aggregate to all individuals.

CEO COMPENSATION

     The Compensation Committee regards the evaluation of the Chief Executive Officer, Mr. Ryan, as a critical Board of Directors responsibility. As such, Mr. Ryan's compensation components are determined following an annual review of his and the Company's performance conducted collectively, without Mr. Ryan, by all outside Directors of the Company. During this review, the Compensation Committee and other outside Directors discuss in detail the extent to which Mr. Ryan had achieved both his beginning of the year objective and subjective performance goals. In summary, the Committee believes that Mr. Ryan's performance in 1998 in assembling a worldwide brokerage strength was an outstanding achievement.

     Based upon the Company's performance during 1998 the Compensation Committee, in consultation with the other outside Directors, has determined that Mr. Ryan merits an incentive award, payable under the Incentive Plan, of 50% of the maximum annual award. Furthermore, it is believed that the annual incentive award paid in 1999 to Mr. Ryan is consistent with the Peer Group considering both the Company's performance and Mr. Ryan's individual performance for 1998.

     In addition, for 1999 Mr. Ryan was granted an option to purchase 315,000 Common Shares, as adjusted for the May, 1999 three for two stock split, subject to the normal provisions of the Aon Stock Option Plan. The Compensation Committee believes that this grant is an integral component of Mr. Ryan's total compensation package and provides a direct link to the interests of stockholders. For more detailed information regarding Mr. Ryan's grant please refer to the table Executive Compensation - Option Grants in 1999 Fiscal Year.

     The Compensation Committee believes that a significant portion of Mr. Ryan's compensation should be based upon performance and it has established guidelines in that regard. For calendar year 1999, 80% of Mr. Ryan's total compensation was based upon either individual performance or Company performance. Specifically, 18% of Mr. Ryan's total compensation was payable in the form of Short Term Incentives while 62% of total compensation was the value marked to his Long Term Incentives. For more detailed information regarding Mr. Ryan's compensation components please refer to the Summary Compensation Table.

COMPENSATION CONSULTANT AND COMPETITIVE DATA

     In order to ensure that the compensation program is competitive and appropriate, the Compensation Committee annually reviews the levels of executive compensation from a number of general survey sources, with a particular focus on available data relating to the position of Chief

Executive Officer. In addition, the Compensation Committee periodically retains a nationally recognized compensation consultant, unaffiliated with the Company, to provide an analysis of the compensation policies and practices of the Peer Group companies and a comparison thereof to the Company's.

SUBMITTED BY THE ORGANIZATION AND COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

Donald S. Perkins, Chairman                          Newton N. Minow
Edgar D. Jannotta                                    Richard C. Notebaert
Lester B. Knight                                     George A. Schaefer
Andrew J. McKenna                                    Fred L. Turner

                                PERFORMANCE GRAPH

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)

            AON CORPORATION, STANDARD & POOR'S AND PEER GROUP INDICES
                         FISCAL YEARS ENDED DECEMBER 31


                   1994         1995        1996         1997         1998        1999
                   ----         ----        ----         ----         ----        ----
AON CORP           $100       161.49      206.61       298.78       287.26      317.77
S&P 500            $100       137.58      169.17       225.60       290.08      351.12
PEER GROUP         $100       128.80      167.00       234.84       306.55      374.80

----------
(1) The "Peer Group" of the Company is comprised of issuers which are, taken as a whole, in the same industry or which have similar lines of business. The Peer Group comprises: AFLAC Incorporated; Arthur J. Gallagher & Co.; E.W. Blanch Holdings Inc.; Marsh & McLennan Companies, Inc.; Poe & Brown Inc.; and Unum Provident Corporation, which is the company resulting from the merger in 1999 between former Peer Group company Provident Companies, Inc., and UNUM Corporation. The performance graph assumes that the value of the investment of Aon Common Shares and the Peer Group index was allocated pro rata among the Peer Group companies according to their respective market capitalizations, that the value of the Peer Group index was determined by weighing the contribution of the constituent companies according to their respective market capitalizations as of the beginning of each annual period, and that all dividends were reinvested. Separate results for Provident Companies, Inc., which in prior years had been included in the Peer Group and performance graph, are no longer available as a result of the acquisition of it by UNUM in 1999.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. McKenna, a Director of the Company and a member of the Organization and Compensation Committee of the Company, and Mr. Medvin, the Company's executive vice president and chief financial officer, serve on the board of directors of a private company, Schwarz. Mr. McKenna is also the chairman and chief executive officer of Schwarz.

                          TRANSACTIONS WITH MANAGEMENT

     The Company and one or more of its subsidiaries retained Sidley & Austin, a law firm to which Newton N. Minow is Counsel, to perform certain legal services during the year 1999 and anticipates that the firm may be retained to perform legal services in 2000. During 1999, corporations and other entities with which Directors are or were associated had insurance or other transactions with the Company and certain of its subsidiaries and affiliates in the ordinary course of business. All of these transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties. None of such insurance or other transactions involved during 1999, or is expected to involve in 2000, payments from or to the Company and its subsidiaries and affiliates for property and services in excess of 5% of the Company's or the other entity's consolidated gross revenues during 1999.


                                AGENDA ITEM NO. 2
                                -----------------
                AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     On November 19, 1999, the Board of Directors of the Company recommended, subject to shareholder approval, that the Fourth Article of the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") be amended to increase the number of authorized shares of Common Stock from 300 million to 750 million.

     The Company currently is authorized by its Certificate of Incorporation to issue 300 million shares of Common Stock with a par value of $1.00 per share, and 25 million shares of Serial Preferred Stock with a par value of $1.00 per share on such other terms as the directors may from time to time approve. As a result of the May, 1999 three-for-two stock split, 86 million shares of Common Stock were issued pro rata to stockholders of record. As of February 23, 2000, there were 256,453,450 shares of Common Stock issued and outstanding. If the proposed amendment to the Company's Certificate of Incorporation (the "Amendment") is adopted, the number of authorized Common Shares will be increased to 750 million shares and the authorized number of shares of preferred stock would remain unchanged. Shares of Common Stock are not subject to pre-emptive rights; to the extent that such shares are issued in the future other than pro rata to all then existing shareholders, the voting power of stockholders not receiving such shares will be diluted.

     The Board of Directors believes it is desirable for the Company to have the flexibility, should corporate purposes make it advisable, to issue more Common Shares than its Certificate of Incorporation currently authorizes without incurring the expense or delay incident to calling a special meeting of the stockholders or waiting for the next annual meeting. Such general corporate purposes, none of which is known or specifically planned at the current time, may include, among others, future financing transactions, acquisitions, employee benefit plans, and stock dividends or splits.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY.

                                AGENDA ITEM NO. 3
                                -----------------
              AMENDMENT AND RESTATEMENT OF THE AON STOCK AWARD PLAN
                   AND RE-APPROVAL OF THE PLAN IN ITS ENTIRETY

     The Aon Stock Award Plan (the "Award Plan") was first approved by stockholders in 1988. The Aon Stock Option Plan (the "Option Plan") was first approved by stockholders in 1980. Both plans (the "Plans") serve as a part of the Company's overall strategy to attract, motivate and retain valuable and talented personnel to contribute to the long-term success of the Company and its subsidiaries. The Plans are also significant because they align the interests of the employees of the Company with its stockholders.

     The Award Plan is administered by the Organization and Compensation Committee (the "Compensation Committee") of the Board of Directors which consists solely of outside Directors who are not eligible to participate in the Award Plan. The Compensation Committee considers both Plans as integral parts of the Company's overall compensation policy for its management and key employees and the ability to motivate their best efforts on behalf of the Company and its subsidiaries. Upon recent review of both Plans the Compensation Committee has recommended to the Board that the Award Plan be amended to include the ability to grant options from the shares authorized under the Award Plan and that the Award Plan be restated in its entirety. The amendment and restatement of the Award Plan will not change the terms or provisions regarding stock awards, but will only add the ability to grant stock options from the number of shares authorized under the Award Plan, on terms identical to those of the Option Plan. The amendment and restatement will not increase the total number of shares available for issuance under the Award Plan or the Option Plan.

     The Compensation Committee also believes that the proper tax treatment of the Company is a necessary part of the amendment to the Award Plan. Under Internal Revenue Code Section 162(m), in order for the Company to qualify to take the appropriate tax deductions upon the exercise of any options granted under the Award Plan the stockholders of the Company must specifically approve an amendment to the Award Plan which limits the number of shares subject to options which can be granted to any one individual and that the stockholders of the Company specifically re-approve the Award Plan in its entirety. The Compensation Committee has therefore also recommended to the Board that the Award Plan be amended to provide that the number of shares subject to options which can be granted to any one individual each fiscal year is limited to 675,000 and that the Award Plan be re-approved in its entirety.

     Upon consideration of the recommendations made by the Compensation Committee, the Board has concluded that the amendments are in the best interest of the Company. The Board fully supports the recommendations of the Compensation Committee, and has adopted the amendments, subject to shareholder approval.

     The following summary describes the material features of the Award Plan as proposed to be amended and all material differences of the amended Award Plan from the existing Award Plan, and is qualified in its entirety by reference to the specific provisions of the Award Plan as restated, the full text of which is set forth as Exhibit A to this Proxy Statement:

     The Award Plan currently authorizes up to 19,350,000 shares (as adjusted for the 1997 and 1999 three-for two stock splits) to be used as awards (and is subject to adjustment for any future changes in capitalization as may be deemed advisable by the Compensation Committee to prevent the dilution or enlargements of rights). The number of shares available for issuance under the Award Plan was 4,141,000 as of February 23, 2000, and the market value of a share of Common Stock on that date was $22.375, based on the closing price on the New York Stock Exchange. As of February 23, 2000, approximately 1,850 employees of subsidiaries of the Company held options to purchase approximately 11,000,000 shares of Common Stock, and approximately 700 employees of subsidiaries of the Company held awards to receive approximately 9,400,000 shares of Common Stock.

     The Award Plan requires that the recipient of a stock award complete three continuous years of service after the date of grant before the award begins to vest in increments of 10% per year (20% after the third and tenth year) ending after the tenth year of continuous employment. Recipients of stock awards receive stock units which, upon vesting, are payable in shares of Common Stock, or, in the discretion of the Compensation Committee, in cash. The Compensation Committee may, in its discretion, permit the deferral of all or a portion of shares deliverable upon vesting. Award recipients have no right to receive dividends on any share units or to vote until such shares have vested and have been delivered. Termination of employment causes an award recipient's unvested award to be forfeited, except upon disability or death or unless otherwise specifically considered and approved by the Compensation Committee. In the event of disability or death, all awards continue to vest in accordance with the vesting schedule. No award made prior to any amendment or termination of the Award Plan shall be affected or limited without the award recipient's consent.

     Grants are made at the discretion of the Compensation Committee to regular, full-time employees of the Company and may be made in such amounts as the Compensation Committee may determine. See "Organization and Compensation Committee Report-Long Term Incentive Compensation" for a discussion of the compensation policies underlying the Award Plan. Because the selection of award recipients is discretionary, it is not possible to identify those employees who will participate in the Award Plan; however, the Board does not anticipate any significant change in the policies or standards for considering an employee. The Board does, however, anticipate that the use of awards will be limited and the use of options will be expanded under the Award Plan.

     If approved by stockholders, the Award Plan will be amended to add the ability to grant options from the number of shares available for issuance. The number of shares available for issuance under the Award Plan, was 4,141,000 as of February 23, 2000, under the Award Plan. The provisions governing the grant of options under the Award Plan will be identical to the provisions of the Option Plan. Options granted under the Award Plan may be incentive stock options ("ISOs") or non-qualified stock options ("NQSOs") Each option granted will have an exercise price equal to the market value of a share of Common Stock on the date of grant. Each optionee is required to complete two continuous years of service after the date of grant before the option begins to vest in increments ending at the end of four years of 33% at the end of the second year, 34% at the end of the third year, and 33% at the end of four years. Option recipients will have no right to receive dividends on any shares until such options have been exercised and the shares have been delivered, and there will be no right to vote until such shares have been delivered. ISOs must be exercised in a manner consistent with applicable Internal Revenue Code provisions regarding qualification of options as ISOs. To the extent the fair market value of shares of Common Stock exceed applicable Internal Revenue Code limitations, any such excess shall be deemed to be the equivalent number of NQSOs.

     An option shall be exercised by giving proper notice to the Company accompanied by payment of the option price in such form as may be permitted by the Committee, including but not limited to a cash payment, tender or certification of ownership of shares held at least 6 months, or by a cashless exercise through a broker. Shares obtained by option exercises are unrestricted securities; however, the options themselves cannot be transferred except as may be permitted by the Committee in connection with estate planning or to a member of a recipient's immediate family in compliance with Rule 16a-1(e) of the Securities Act of 1934. An option cannot be pledged or otherwise encumbered by a recipient. The Compensation Committee may, in its discretion, permit the deferral of all or a portion of the shares otherwise deliverable upon the exercise of an option.

     Termination of employment will cause an option recipient's unvested options to be forfeited and unexercised vested options to be forfeited 30 days following termination, except upon disability or death or unless otherwise specifically considered and approved by the Compensation Committee. In the event of disability or death, all options will continue to vest in accordance with the vesting schedule. No option granted prior to any amendment or termination of the plan can be affected or limited without the option recipient's consent.

     Under the terms of the Award Plan, subject to applicable requirements of Federal and State securities laws and the requirements of applicable national securities exchanges, the Board of Directors has the right to amend or terminate the Plan; however it is the policy of the Board of Directors that all significant changes be submitted for stockholder approval and that the Board be guided by the outcome of the stockholder vote.

U.S. TAX CONSEQUENCES - AWARDS

     The recipient of an award receives shares on the date of vesting and must include in taxable income the fair market value of the stock as of the date of vesting, unless the recipient elects to defer receipt of the stock prior to vesting, in which case the amount which must be included in the recipient's taxable income is the fair market value as of the date of receipt. This taxable income is subject to withholding taxes and FICA. The Company requires payment of such tax withholdings prior to delivery of shares. The Company is correspondingly entitled to deduct as an expense for income tax purposes the amount the recipient includes in taxable income in the year it is included.

U.S. TAX CONSEQUENCES - OPTIONS

     The principal difference between ISO's and NQSO's is the tax treatment authorized under the Internal Revenue Code. An optionee recognizes no taxable income on the grant of an NQSO or an ISO. Upon the exercise of an NQSO, the optionee will pay the option price to the Company and will recognize taxable income equal to the difference between the option price and the fair market value of the shares on the date of exercise; the Company will receive the option price and may deduct as an expense that same difference between the option price and the fair market value. Upon the exercise of an ISO, the optionee will pay the option price to the Company and, if an optionee disposes of shares received upon the exercise within one year, will recognize taxable compensation income in the year of disposition equal to the difference between the option price and the lesser of the (i) fair market value on the date of exercise or (ii) the value received on the date of disposition; the Company may take as a deduction that same amount. If an optionee disposes of shares more than one year after exercise of an option, the optionee recognizes long-term capital gain, but the Company will not take any such amount as a deduction.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE AON STOCK AWARD PLAN AND RE-APPROVAL OF THE PLAN IN ITS ENTIRETY.


                                AGENDA ITEM NO. 4
                                -----------------
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, following the recommendation of the Audit Committee, has appointed Ernst & Young LLP as the Company's independent auditors for the year 1999. Ernst & Young LLP was first retained as the Company's independent auditors in February 1986. Although this appointment is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment of the independent auditors for the year 2000. In the event a majority of the votes cast at the meeting are not voted in favor of the following resolution, the adverse vote will be considered as a direction to the Board of Directors of the Company to select another auditor for the year 2000. Because of the difficulty and expense of making any substitution of auditors for 2000 following the 2000 annual meeting, it is contemplated that the appointment for the year 2000 will be permitted to stand unless the Board finds other good reason for making a change.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FOLLOWING RESOLUTION - AGENDA ITEM NO. 4:

          RESOLVED, that the appointment of Ernst & Young LLP by the Board of Directors as the Company's independent auditors for the year 2000 is hereby ratified.

     The Company anticipates that a representative of Ernst & Young LLP will be present at the annual meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any questions which may be submitted at the meeting.

                                VOTING PROCEDURES

     A quorum for the transaction of business at any meeting of the stockholders of the Company shall consist of the holders of at least a majority of the issued and outstanding Shares entitled to vote, presented in person or by proxy. At all meetings at which a quorum is present, all matters, except as otherwise provided by law or in the certificate of incorporation of the Company, shall be decided by the vote of the holders of a majority of the Shares representing the quorum. All matters included for consideration by the stockholders in this Proxy Statement shall be decided by the vote of the holders of a majority of the Shares representing the quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum at the annual meeting for the transaction of business. If a duly executed proxy is marked to indicate that all or a portion of the Shares represented by such proxy are not being voted with respect to a particular matter, such non-voted Shares will not be considered present and entitled to vote on such matters.

     You may revoke your proxy at any time before it is voted at the meeting. Each proxy duly validated by mail, telephone or by using the Internet prior to the meeting and not otherwise revoked will be voted according to its terms. If no specific direction is indicated on a duly validated proxy as to the manner of voting, the proxy will be voted in accordance with the recommendations of the Board of Directors set forth herein. Stockholders who receive more than one proxy card-due to the existence of multiple Common Share accounts-should validate all such proxies in order to be sure that all of the shares so owned are voted. A proxy may be revoked by (a) delivering to the Company a duly executed written notice of revocation dated later than the date of the proxy which is being revoked; (b) delivering to the Company by mail, by telephone or by using the Internet a duly validated replacement proxy relating to the same shares and dated later than the date of the proxy which is being replaced; or
(c) by attending the annual meeting of stockholders and voting in person. Written revocations should be sent to the Office of the Corporate Secretary of the Company at the address listed on page one of this Proxy Statement.

                PROPOSALS OF STOCKHOLDERS FOR 2001 ANNUAL MEETING

     In order to be considered for inclusion in the Company's proxy statement for the regular annual meeting of the stockholders of the Company in the year 2001, stockholder proposals conforming to applicable rules and regulations must be received by the Company not later than November 6, 2000.

     Stockholder proposals not submitted for inclusion in the Company's proxy statement but submitted for presentation at the regular annual meeting of the stockholders of the Company in the year 2001 will be considered untimely submitted under applicable rules unless received on or before the close of business on January 19, 2001.

     All proposals should be sent to the Office of the Corporate Secretary of the Company at the address listed on page one of this Proxy Statement, with a copy of such proposal to be sent to the Office of the Chief Counsel of the Company at that same address.

                           AVAILABILITY OF 10-K REPORT

     The Company will file its Annual Report on Form 10-K for the year ended December 31, 1999 with the Securities and Exchange Commission on or before March 30, 2000. A copy of the report, including any financial statements and schedules, and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. The exhibits are available upon payment of charges which approximate the Company's cost of reproduction of the exhibits. Requests for copies of the report should be sent to the Office of the Corporate Secretary at the address listed on page 1 hereof.

                                  OTHER MATTERS

     The Board of Directors is not aware of any business to be acted upon at this meeting other than that which is described in this Proxy Statement, but in the event any other business should properly come before the meeting which requires a vote of the stockholders, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment in the interest of the Company.

     Please exercise your right to vote by validating your proxy by mail, by telephone or by using the Internet. To validate a proxy by mail please sign and return it promptly in the enclosed envelope. To validate a proxy by telephone or by using the Internet please follow the instructions located on your proxy card. In the event that you attend the meeting, you may revoke your proxy and vote your Shares in person if you so desire.



                                              By Order of the Board of Directors



                                                                 Kevann M. Cooke
                                          Vice President and Corporate Secretary

Dated: March 6, 2000

                                List of Exhibits


Exhibit A.................................Aon Stock Award
                                          (As Amended and Restated
                                          through February, 2000)

                                                                       Exhibit A


                              AON STOCK AWARD PLAN
                (AS AMENDED AND RESTATED THROUGH FEBRUARY, 2000)


          1.   PURPOSE

Aon Corporation and its subsidiaries (the "Corporation"), has adopted the Aon Stock Award Plan (as amended and restated through February 2000) (the "Plan"). The purpose of the Plan is to foster and promote the long-term financial success of the Corporation and materially increase stockholder value by: (a) strengthening the Corporation's capability to develop, maintain, and direct an outstanding management team; (b) motivating superior performance by means of long-term performance related incentives; (c) encouraging and providing for obtaining an ownership interest in the Corporation; (d) attracting and retaining outstanding executive talent by providing incentive compensation opportunities competitive with other major companies; and (e) enabling executives to participate in the long term growth and financial success of the Company.

          2.   ADMINISTRATION

The Plan shall be administered by the Organization and Compensation Committee (the "Committee") of Aon Corporation's Board of Directors (the "Board"). Subject to the limitations of the plan, the Committee shall have the sole and complete authority to: (a) select from the regular, full-time employees of the Corporation, those who shall participate in the Plan ("Participant"); (b) make awards in such forms and amounts as it shall determine; (c) impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate; (d) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan; (e) correct any defect or omission or reconcile any inconsistency in this Plan or in any award granted hereunder; and (f) make all other determinations and take all other actions deemed necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Corporation and all other persons.

          3.   TYPES OF AWARDS

Awards of the common stock, $1.00 par value per share of the Corporation (the "Common Stock") under this Plan may be in the form of any one or more of the following: (a) incentive stock options (as defined by Internal Revenue Code
Section 422 and referred to herein as "ISO's"); (b) regular stock options (not intended to be accorded favored tax treatment, and referred to herein as "RSO's"); and (c) stock awards granted pursuant to Section 7.

          4.   SHARES SUBJECT TO THE PLAN

Since the adoption of the Plan in 1987, after giving effect to subsequent additions approved by shareholders and stock splits, the aggregate number of shares of Common Stock which may be issued pursuant to awards under the Plan shall be 19,350,000, subject to adjustment pursuant to Section 10 hereof.

          5.   STOCK OPTION TERMS AND CONDITIONS

The Committee may make option grants of Common Stock in the form of ISO's and/or RSO's (collectively referred to as "Option Grant").

The purchase price per share of Common Stock subject to an Option Grant shall not be less than 100% of the fair market value of the Common Stock on the date such Option Grant is made. "Fair Market Value" as used in the Plan with regard to a date means the arithmetic mean of the high and low prices of the Common Stock as quoted on the New York Stock Exchange, as published in The Wall Street Journal, or, if The Wall Street Journal is no longer published, such other periodical as is chosen by the Committee.

An Option Grant shall vest after a Participant's period of continuous employment by the Corporation from the date of the Option Grant ("Grant Date") in accordance with the schedule set forth below:

     PARTICIPANT'S FULL YEARS OF CONTINUOUS
           EMPLOYMENT FROM GRANT DATE                  PERCENT VESTED

                     2                                       33%
                     3                                       34%
                     4                                       33%

A Participant, following the vesting of any portion of an Option Grant as set forth above, may elect to exercise an option by giving written notice to the Corporation on such form as the Committee may prescribe. Payment for all shares to be purchased pursuant to an exercise of an option shall be made in a form or manner authorized by the Committee, including, but not limited to, cash or, if the Committee so permits, (a) by delivery of certification of ownership to the Corporation of the number of shares of Common Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the purchase price of the option multiplied by the number of shares the Participant intends to purchase upon exercise of the option on the date of delivery; or (b) in a cashless exercise through a broker. Delivery of such certificates is conditioned on the Participant's prior compliance with this Section and with the terms of
Section 9. Upon receipt of such stock certificate, the Participant is free to hold or subject to Section 15 dispose of it at will. The Participant does not have the right to vote any shares of Common Stock subject to an Option Grant or receive dividends on such shares prior to the time that the option to which they are subject is exercised. The Committee at its discretion may alter the terms of the vesting of Option Grants; provided however, no Option Grant may be exercised after the tenth (10th) anniversary of the date of the making of such Option Grant.

Notwithstanding any provision contained in the Plan to the contrary, the maximum number of shares for which Option Grants may be made under this Plan to any one Participant in any one calendar year is 675,000 shares of Common Stock, subject to adjustment pursuant to Section 10 hereof.

          6.   LIMITATION ON ISO'S

Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Internal Revenue Code and promulgation's thereunder ("Code"), the following additional provisions shall apply to Option Grants which are intended to qualify as ISO's:

     (a) The aggregate Fair Market Value (determined as of the Grant Date) of the shares of Common Stock with respect to which ISO's are exercisable for the first time by any Participant during any calendar year (under all plans of the Corporation) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code; provided that, to the extent that such limitation is exceeded, any excess options (as determined under the Code) shall be deemed to be RSO's.

     (b) Any ISO's authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the Option Grants as ISO's.

     (c) All ISO's must be granted within ten years from the effective date of this Plan.

          7.   STOCK AWARD TERMS AND CONDITIONS

The Committee may in its discretion make grants of Common Stock, subject to this
Section 7 (herein referred to as "Stock Awards"). The Stock Awards shall vest after a Participant's period of continuous employment by the Corporation from the date of the Stock Award (the "Award Date") in accordance with the schedule set forth below:

     PARTICIPANT'S FULL YEARS OF CONTINUOUS
            EMPLOYMENT FROM AWARD DATE                 PERCENT VESTED
                     3                                       20
                     4                                       10
                     5                                       10
                     6                                       10
                     7                                       10
                     8                                       10
                     9                                       10
                    10                                       20

Within 30 days of the vesting of any portion of a Stock Award by virtue of the Participant's completing the full years of continuous employment as set forth above, the Corporation shall deliver to the Participant a stock certificate covering the requisite number of shares of Common Stock. Delivery of such certificates is conditioned on the Participant's prior compliance with the terms of Section 9. Upon receipt of such stock certificate, the Participant is free to hold or, subject to Section 15, dispose of it at will. The Participant does not have the right to vote any shares of Common Stock subject to an Award or receive dividends on such shares prior to the time they are vested. The Committee in its discretion may alter the terms of the vesting of Stock Awards. The Committee shall have the discretion to discharge all or a portion of its obligation under this paragraph by paying to the Participant an amount of money equal to the fair market value of all or a portion of the undelivered shares of Common Stock on the date the Stock Award becomes vested, less applicable withholding taxes.

          8.   EMPLOYMENT TERMINATION

If a Participant's employment terminates for any reason, other than by death or disability, all unvested Option Grants and Stock Awards will be forfeited. If a Participant's employment terminates because of death or disability all unvested Option Grants and Stock Awards will continue to vest in accordance with Sections 5 and 7, respectively. The Committee, however, shall have the discretion to accelerate the vesting of any unvested Option Grant or to deliver shares of Common Stock representing all or a portion of any unvested Stock Award, with respect to specific terminating Participants if, after reviewing all of the facts and circumstances of such termination, the Committee determines that such delivery is appropriate and equitable.

Any participant who terminates employment, other than by death or disability, will be permitted to exercise any vested Option Grants, pursuant to Section 5, for a period of 30 days immediately following the Participant's termination of employment, after which any vested Option Grants will be forfeited.

          9.   WITHHOLDING TAXES

A Participant shall have the duty to pay to the Corporation an amount equal to the taxes required by any government to be withheld or otherwise deducted and paid by the Corporation as a result of the exercise by the Participant of any Option Grant or the delivery to the Participant of any shares subject to an Option Grant and/or Stock Award. Shares of Common Stock subject to an exercised Option Grant and/or Stock Award shall not be delivered to the Participant until such time as such payment has been made.

The Committee may, in its discretion and subject to such rules as it may adopt, permit or, in the absence of the receipt of payment therefore within prescribed time periods, require the Participant to pay all or a portion of the withholding taxes (federal, state and local) by electing to have the Corporation withhold shares of Common Stock otherwise issuable having a Fair Market Value equal to all or any portion of the withholding tax to be satisfied in this manner.

However, in no event will the amount of shares of Common Stock withheld exceed the amount necessary to satisfy the required minimum statutory withholding.

          10.  ADJUSTMENT IN EVENT OF CHANGES IN CAPITALIZATION

In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Corporation, the Committee may make such equitable adjustments, to prevent dilution or enlargement of rights, as it may deem appropriate, including but not limited to (a) the maximum number of shares available to be issued pursuant to Section 4; (b) the maximum number of shares of Common Stock which may be granted in a single year pursuant to
Section 5; (c) the number of shares of Common Stock subject to outstanding Option Grants and/or Stock Awards and (d) the exercise price of outstanding Option Grants.

          11.  NO RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan shall confer on a Participant any right to continue in the employ of the Corporation or in any way affect the Corporation's right to terminate the Participant's employment at any time without prior notice and for any or no reason.

          12.  IMPACT ON OTHER BENEFITS

The value of any shares of Common Stock delivered (or money in lieu thereof) under this Plan shall not be includable as compensation or earnings for purposes of any other benefit plan offered by the Corporation.

          13.  BENEFICIARY

Any shares deliverable after a Participants death (or money in lieu thereof ) shall be delivered (or paid) to the beneficiary as designated in writing by the Participant. If no beneficiary is so designated, delivery (or payment) will be made to the Participant's estate. The Participant may change the designated beneficiary of this Plan by filing with the Committee written notices of such change.

          14.  TERMINATION OR AMENDMENT OF THE PLAN

The Board shall have the right to amend or terminate the Plan at any time. An outstanding Option Grant or Stock Award, however, may not in any way be adversely affected or limited by any Plan amendment or termination approved after the Grant Date or the Award Date, as the case may be, without the Participant's written consent (or, if the Participant is not then living, the affected beneficiary; provided, that adjustments pursuant to Section 10 herein shall not be subject to the foregoing limitations of this Section 14.

          15.  REGULATORY COMPLIANCE AND LISTING

The delivery of any shares of Common Stock under this Plan may be postponed by the Corporation for such period as may be required to comply with any applicable requirements under the Federal or State securities laws, any applicable listing or other requirements of any national securities exchange and requirements under any other law or regulation applicable to the delivery of such shares, and the Corporation shall not be obligated to deliver any shares of Common Stock under this Plan if such delivery shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange. In addition, the shares of Common Stock when delivered may be subject to conditions, including transfer restrictions, if required to comply with applicable securities law.

          16.  MISCELLANEOUS

The shares of Common Stock to be delivered under the Plan may be either authorized but unissued shares or shares which have been or may be reacquired by the Corporation, as determined from time to time by the Committee.

To the extent any shares of Common Stock are not delivered to a Participant or beneficiary because the Option Grant or Stock Award was forfeited or canceled, or the shares of Common Stock are not delivered because the Option Grant or Stock Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

If the exercise price of an Option Grant under this Plan is satisfied by tendering shares of Common Stock to the Corporation (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

          17.  TRANSFERABILITY

No Option Grant and/or Stock Award and no right under any such Option Grant and/or Stock Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that if so determined by the Committee, a Participant may, in the manner established by the Committee;

     (a) designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Option Grants and/or Stock Awards upon the death of the Participant, or;

     (b) transfer an Option Grant and/or Stock Award to any member of such Participant's "immediate family" (as such term is defined in Rule 16a-1(e) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation) or to a trust or family partnership whose beneficiaries are members of such Participant's "immediate family."

Each Option Grant and Stock Award or right under any Option Grant and Stock Award shall be exercisable during the Participant's lifetime only by the Participant, or by a member of such Participant's immediate family or a trust or family partnership for members of such immediate family pursuant to a transfer as described above, or if permissible under applicable law, by the Participant's guardian or legal representative. No Option Grant and/or Stock Award or right under any such Option Grant and/or Stock Award may be pledged, alienated, attached or otherwise encumbered, any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Corporation.

          18.  DEFERRAL OF AWARDS

The Committee may, in its discretion and subject to such rules as it may adopt, permit a Participant to defer all or a portion of such shares of Common Stock otherwise deliverable pursuant to the Plan.

          19.  EFFECTIVE DATE OF THE PLAN

The Plan as amended and restated shall become effective as of the date of approval of this Plan by the Board and the stockholders of the Company.

================================================================================

                                 AON CORPORATION






                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                               AND PROXY STATEMENT










                                   AON CENTER
                             200 EAST RANDOLPH DRIVE
                                CHICAGO, ILLINOIS
                          APRIL 18, 2000 AT 10:00 A.M.

--------------------------------------------------------------------------------

AON CORPORATION                                    PROXY/VOTING INSTRUCTION CARD
CHICAGO, ILLINOIS

--------------------------------------------------------------------------------
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                           MEETING ON APRIL 18, 2000.

The undersigned hereby appoints Patrick G. Ryan, Raymond I. Skilling or Kevann
M. Cooke, each individually and each with powers of substitution, as proxies for the undersigned to vote all the Common Shares and/or Preferred Shares the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Aon Corporation called to be held on April 18, 2000 at Aon Center, 200 East Randolph Drive, Chicago, Illinois at 10:00 A.M. CST, or any adjournment thereof in the manner indicated on the reverse side of this proxy, and upon such other business as may lawfully come before the meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEM 2, 3 AND 4 AS INDICATED ON THE REVERSE SIDE HEREOF. This card also constitutes voting instructions by the undersigned to the trustees of the ESOPAccount of the Aon Savings Plan, and the trustee of the Aon Stock Fund of the Aon Savings Plan, respectively, for all shares votable by the undersigned and held of record by such trustees, if any. If there are any shares for which instructions are not timely received, the trustees of each plan will cause all such shares to be voted in the same manner and proportion as the shares of the respective plans for which timely instructions have been received. All voting instructions for shares held of record by the plans shall be confidential.
Election of Directors

  Nominees:    (01) Patrick G. Ryan, (02) Daniel T. Carroll, (03) Franklin A.
               Cole, (04) Edgar D. Jannotta, (05) Lester B. Knight, (06) Perry
               J. Lewis, (07) Andrew J. McKenna, (08) Newton N. Minow, (09)
               Richard C. Notebaert, (10) Michael D. O'Halleran, (11) Donald S.
               Perkins, (12) John W. Rogers Jr. , (13) George A. Schaefer, (14)
               Raymond I. Skilling, (15) Fred L. Turner, (16) Arnold R. Weber,
               (17) Carolyn Y. Woo.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.


                                                                 -----------
                                                                 SEE REVERSE
                                                                    SIDE
                                                                 -----------


--------------------------------------------------------------------------------
                     TRIANGLE FOLD AND DETACH HERE TRIANGLE




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

/X/ PLEASE MARK YOUR                                                        4909
    VOTES AS IN THIS
    EXAMPLE.

--------------------------------------------------------------------------------
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1,2,3 AND 4
--------------------------------------------------------------------------------

                              FOR  WITHHELD
1. Election of                / /    / /
Directors.

To withhold authority to vote for any nominee(s), mark the "FOR" box and write the name of such nominee on line provided below:

--------------------------------------------------------------

                              FOR AGAINST ABSTAIN
2. Approval of increase       / /   / /     / /
in authorized shares
of Common Stock to
750,000,000.

                              FOR AGAINST ABSTAIN
3. Approval of amend-         / /   / /     / /
ment and restatement
of Aon Stock Award
Plan and reapproval
of such plan in its
entirety.

                              FOR AGAINST ABSTAIN
4. Appointment of Ernst &     / /   / /     / /
Young as Company's
Independent Auditors.

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

--------------------------------------------------------------------------------


                   PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                   ------------------------------------------------------

                   ------------------------------------------------------
                   SIGNATURE (IF JOINTLY HELD)                       DATE

--------------------------------------------------------------------------------
                     TRIANGLE FOLD AND DETACH HERE TRIANGLE

     Aon Corporation stockholders can now give proxies to vote their shares by mail, by telephone or by using the Internet. To use the telephone or the Internet you will need your proxy card, your voter control number shown above (just below the perforation) and the tax identification number associated with your stockholder account. If you use the telephone or the Internet, there is no need for you to return the proxy card.

     - To use the telephone, you will need a touch-tone telephone. Dial 1-877-PRX-VOTE (1-877-779-8683), 24 hours a day, seven days a week.

     - To use the Internet, log on to the Internet and go to the following website: www/eproxyvote.com/aoc
          -------------------------------

     - To use the mails, fold and detach the proxy card and use the enclosed envelope, which is already addressed and requires no postage.



--------------------------------------------------------------------------------